As filed with the Securities and Exchange Commission on January 20, 2009
Registration No. 333—

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
NATIONAL BANCSHARES CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Ohio (State or Other Jurisdiction of Incorporation or Organization)	34-1518564 (I.R.S. Employer Identification No.)
112 West Market Street
Orrville, Ohio 44667
(Address of Principal Executive Offices, Including Zip Code)

National Bancshares Corporation 2008 Equity Incentive Plan
(Full Title of the Plan)

David C. Vernon
President and Chief Executive Officer
112 West Market Street
Orrville, Ohio 44667
(330) 682-1010
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
Copy To:
John J. Jenkins
Calfee, Halter & Griswold LLP
1400 KeyBank Center
800 Superior Avenue
Cleveland, Ohio 44114-2688
(216) 622-8200

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
CALCULATION OF REGISTRATION FEE

Proposed
Title of		Proposed	Maximum
Securities	Amount	Maximum	Aggregate	Amount of
To Be	To Be	Offering	Offering	Registration
Registered	Registered	Price Per Share	Price	Fee
Common Shares, without par value	223,448 Shares (1)	$12.625 (2)	$2,821,031.00 (2)	$110.87

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional common shares of National Bancshares Corporation, without par value (the “Common Shares”) as may be issued or become issuable under the terms of the National Bancshares Corporation 2008 Equity Incentive Plan (the “Plan”), in order to prevent dilution resulting from any stock split, stock dividend, or similar transaction.

(2)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee and based upon the average of the bid and asked price as of January 14, 2009.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.
     The information required by Item 1 is included in documents that will be sent or given to participants in the plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.
     The written statement required by Item 2 is included in documents that will be sent or given to participants in the plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
     The following documents of the Registrant, previously filed with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:
(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

(c)	The Registrant’s Current Report on Form 8-K filed with the Commission on November 19, 2008; and

(d)	The description of the Common Shares contained in the Registrant’s registration statement on Form S-4 (File No. 033-03711), and any amendments and reports filed for the purpose of updating the description;
     other than the portions of such documents that by statute or rule, by designation in such document or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents, other than the portions of such documents that by statute, by designation in such documents or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.
     Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded, for purposes of this Registration Statement, to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
     Not applicable.

Item 5.	Interests of Named Experts and Counsel.
     Not applicable.

Item 6.	Indemnification of Directors and Officers.
     Under Ohio law, Ohio corporations are authorized to indemnify directors, officers, employees and agents within prescribed limits and must indemnify them under certain circumstances. Section 1701.13(E) of the Ohio Revised Code (the “Code”) sets forth the conditions and limitations governing the indemnification of officers, directors, and other persons.
     Ohio law generally permits a corporation to indemnify a director, officer, employee or agent who acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. With respect to a suit by or in the right of the corporation, however, a corporation may not indemnify a director, officer, employee or agent in respect of any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct unless and to the extent that an appropriate court determines that the person is fairly and reasonably entitled to indemnity. In all of the above instances, however, indemnification is required against expenses actually and reasonably incurred to the extent that such person succeeds on the merits or otherwise.
     Under Section 1701.59(D) of the Code, a director generally is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is no comparable provision, however, limiting the liability of officers, employees or agents of a corporation. Section 1701.13(E) of the Code provides that directors (but not officers, employees and agents) are entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director provided that the director agrees to reasonably cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard to the corporation’s best interests.
     The indemnification authorized by statute is not exclusive of, and is in addition to, any rights to indemnity to which a given person is entitled, including rights under an Ohio corporation’s articles of incorporation, code of regulations and other agreements. Additionally, Ohio corporations may procure insurance or similar protection on behalf of directors, officers, employees or agents of the corporation whether or not the corporation would have the power to indemnify them under Section 1701.13.
     The Eighth Article of the Registrant’s Articles of Incorporation, provides that the Registrant shall have the power to indemnify its present and past directors, officers, employees and agents, and such other persons as it shall have other powers to indemnify, to the full extent permitted under, and subject to the limitations of, Title 17 of the Ohio Revised Code. In addition, the Eighth Article of the Articles of Incorporation provides that the Registrant may, upon the affirmative vote of a majority of its board of directors, purchase insurance for the purpose of indemnifying its directors, officers, employees and agents to the extent that such indemnification is allowed in the preceding paragraph.
     The Registrant has entered into special separation agreements (the “Separation Agreements”) with certain current executive officers of the Registrant and may enter into similar agreements with any executive officer elected or appointed in the future at the time of their election or appointment. Pursuant to the Separation Agreements, if the Internal Revenue Service asserts that the amounts payable to the executive under the Separation Agreement give rise to an excise tax under Section 4999 of the Internal Revenue Code and the executive officer co-operates with the Registrant in appealing the determination of the Internal Revenue Service through whatever level of administrative or judicial appeals is deemed appropriate by the Registrant, the Registrant shall indemnify the executive officer for all costs of challenging the determination that the excise tax applies to payments thereunder including any administrative costs, court costs, attorney fees, and accounting fees, whether incurred by the Registrant or incurred by the executive officer.
     The above description is a general summary only and is qualified in its entirety by reference to applicable provisions of Ohio law, as well as by the Registrant’s Articles of Incorporation and code of regulations and applicable agreements between the Registrant and its directors and officers.

Item 7.	Exemption from Registration Claimed.
     Not applicable.

Item 8.	Exhibits.
     The exhibits listed on the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 9.	Undertakings.
     (a) The Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post—effective amendment to this Registration Statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act.
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orrville, State of Ohio, on this 20th day of January, 2009.

NATIONAL BANCSHARES CORPORATION
By:	/s/ David C. Vernon
David C. Vernon
President and Chief Executive Officer
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on this 20th day of January, 2009.

/s/ David C. Vernon David C. Vernon President, Chief Executive Officer, and Director	January 20, 2009

/s/ James R. VanSickle James R. VanSickle, Sr. Vice President & Chief Financial Officer (Principal Accounting and Financial Officer)	January 20, 2009

/s/ Sara E Steinbrenner Balzarini Sara E. Steinbrenner Balzarini Director	January 20, 2009

/s/ John Cook, CPA, Ph. D. John Cook, CPA, Ph. D. Director	January 20, 2009

Bobbi E. Douglas Director	January 20, 2009

/s/ John W. Kropf John W. Kropf Director	January 20, 2009

/s/ John L. Muhlbach, Jr John L. Muhlbach, Jr. Director	January 20, 2009

/s/ Victor B. Schantz Victor B. Schantz Director	January 20, 2009

/s/ Stephen W. Schmid Stephen W. Schmid Director	January 20, 2009

/s/ Howard J. Wenger Howard J. Wenger Director	January 20, 2009

/s/ Albert W. Yeagley Albert W. Yeagley Director	January 20, 2009

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended Articles of Incorporation of the Registrant, which are incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed on March 26, 2004. (File No. 000-14773).

4.2	Amended By-Laws of the Registrant, which are incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed on March 28, 2008. (File No. 000-14773).

5.1	Opinion of Calfee, Halter & Griswold LLP as to the validity of the securities being registered. (x)

10.1	National Bancshares Corporation 2008 Equity Incentive Plan, which is incorporated herein by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 2, 2008. (File No. 000-14773).

23.1	Consent of Crowe Horwath LLP. (x)

23.2	Consent of Calfee, Halter & Griswold LLP (included in Exhibit 5.1 to this Registration Statement).

(x)	Filed herewith.